UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 24, 2006

FARO Technologies, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-23081	59-3157093

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 Technology Park, Lake Mary, Florida		32746

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (407) 333-9911

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     Entry into a Material Definitive Agreement

ITEM 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 24, 2006, FARO Technologies, Inc. announced that it has named Keith S. Bair Interim Chief Financial Officer. Mr. Bair succeeds Barbara R. Smith, who is leaving to assume a position with another company.  Mr. Bair, 50,  joined FARO in March of 2006 as Director of Accounting and currently serves in that role. Prior to joining FARO, Bair was Vice President of Finance and Controller at Xytrans, Inc. from 8/04 to 3/06.  He also served as CFO and Controller of Stromberg, LLC from 12/98 to 12/00, and 6/02 to 8/04, Controller at Gencor Industries from 10/97 to 6/98, Controller at Arrow International from 4/84 to 9/97, and as a Staff Accountant in the Division of Corporation Finance with the U.S. Securities and Exchange Commission from 1/01 to 6/02.  Mr. Bair has an MBA and a bachelor’s degree in accounting from Lehigh University in Bethlehem, PA, is a CPA and also served in the United States Navy.

Mr. Bair will fully assume responsibility as Interim CFO on August 5, 2006. It is expected he will serve in the role until the Company’s management completes its search for a permanent CFO.  Mr. Bair does not currently have an employment agreement with the company.

The Company entered into a Severance Agreement with Ms. Smith on July 24, 2006.  The Severance Agreement provides for continued salary for Ms. Smith through February 4, 2007.  Ms. Smith has agreed to provide transition assistance to the company upon request.  The Severance Agreement also provides that Ms. Smith will continued to be entitled to indemnification pursuant to the Company’s Articles of Incorporation and Bylaws and under Florida law, including the advancement of legal expenses.

Item 9.01     Exhibits.

          See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARO Technologies, Inc.

(Registrant)

Date July 27, 2006
/s/ Jay Freeland

Jay Freeland
Co-Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description

10.1	Severance Agreement between Barbara Smith and FARO Technologies, Inc., dated July 24, 2006.